UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 14, 2005

AFTERMARKET TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-21803	95-4486486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Opus Place, Suite 600, Downers Grove, Illinois	60515
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(630) 271-8100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On December 14, 2005, the Board of Directors of Aftermarket Technology Corp. approved an increase in the annual base salary of Chairman, President and Chief Executive Officer Donald T. Johnson, Jr. from $500,000 to $535,000, effective January 1, 2006.

The Board also approved the 2006 incentive compensation program for Mr. Johnson, which is administered under our 2004 Stock Incentive Plan. In the 2006 incentive compensation program, Mr. Johnson will receive a cash bonus if we achieve or exceed specified EPS and other financial targets for 2006, provided that the bonus may be reduced by up to 20% at the discretion of the Board if certain quality and service metrics are not achieved during the year. The bonus is stated as a percentage of base salary. For 2006, the base bonus percentage for Mr. Johnson will be 90% of base salary. In prior years his base bonus percentage had been 75%.

The Board also approved a supplemental bonus for Mr. Johnson and Chief Financial Officer Todd R. Peters under the 2005 incentive compensation program that will range in amount from $0 up to $250,000 for Mr. Johnson and from $0 up to $157,500 for Mr. Peters, depending on the Board’s assessment of Messrs. Johnson’s and Peters’ achievement of specified objectives for 2005. These bonuses are separate from and in addition to the regular incentive compensation program bonuses that will be paid to Messrs. Johnson and Peters if we achieve or exceed specified EPS and other financial targets for 2005. If we achieve those financial targets, the regular incentive compensation bonuses for 2005 for Messrs. Johnson and Peters would be $375,000 and $157,500, respectively, and would be higher if those targets are exceeded.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFTERMARKET TECHNOLOGY CORP.

Date: December 19, 2005	By:	/s/ Joseph Salamunovich
Name: Joseph Salamunovich Title: Vice President